Exhibit 5.1



  March 14, 1997



  Canmax Inc.
  150 W. Carpenter Freeway
  Irving, Texas  75039

       Re:  1,200,000 Shares of Common Stock,
            without par value, of Canmax Inc.

  Gentlemen:

       We have acted as counsel for Canmax Inc., a Wyoming corporation (the "Company"), in connection with the preparation of that certain Registration Statement on Form S-8, dated March 14, 1997, filed by the Company to effect registration under the Securities Act of 1933 of 1,200,000 shares of Common Stock, without par value, of the Company (the "Shares"), issuable pursuant to the Canmax Inc. Stock Option Plan (the "Plan").

       We have examined the plan and such other documents, records and matters of law as we have deemed necessary for purposes of this opinion. Based on the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the Plan and the form of Option Certificate thereunder, will be duly authorized, validly issued, fully paid and nonassessable.

       We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                Very truly yours,

                                McGLINCHEY STAFFORD
                                A Professional Limited Liability Company


                                     By:     /s/  CHARLES L. EVANS

                                             Charles L. Evans
                                             Member